Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and the Stockholders

MVB Financial Corp.

We consent to the incorporation by reference in the Form S-3 Registration Statement of MVB Financial Corp. of our report dated March 16, 2015, with respect to the consolidated financial statements of MVB Financial Corp. and subsidiaries as of and for the year ended December 31, 2014, and the effectiveness of internal control over financial reporting as of December 31, 2014, and to the reference to our firm under the caption “Experts” in the Registration Statement.

/s/ Dixon Hughes Goodman LLP

Rockville, Maryland
January 11, 2016